Exhibit d 1

MainSTay Funds Trust

AMENDED AND RESTATED MANAGEMENT AGREEMENT

This Amended and Restated Management Agreement is hereby made as of the 27th day of February, 2015 (the “Agreement”) between the MainStay Funds Trust, a Delaware statutory trust (the “Trust”), on behalf of its series as set forth on Schedule A, as amended from time to time (each, a “Fund,” and collectively, the “Funds”), and New York Life Investment Management LLC, a Delaware limited liability company (“NYLIM” or the “Manager”).

WITNESSETH:

WHEREAS, the Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the shares of common stock of the Trust (the “Shares”) are divided into separate series, each of which is established by resolution of the Board of Trustees of the Trust (the “Board”) and the Trustees may from time to time terminate such series or establish and terminate additional series; and

WHEREAS, the Manager is engaged in rendering investment management services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

WHEREAS, the Trust desires to retain the Manager to provide investment advisory and related administrative services to each of the Funds, and the Manager is willing to provide or procure such services on the terms and conditions hereinafter set forth; and

WHEREAS, the Trust and the Manager entered into a Management Agreement, dated as of February 28, 2012 (including any amendments thereto, the “Prior Agreement”); and

WHEREAS, the parties hereto now desire to amend and restate the Prior Agreement; and

WHEREAS, this Agreement restates, in its entirety, the Prior Agreement; and

WHEREAS, the parties to this Agreement acknowledge that the Agreement is not intended to materially change the services provided under the Prior Agreement; and

NOW, THEREFORE, the parties agree as follows:

ARTICLE I. APPOINTMENT

A. Appointment. The Trust hereby appoints NYLIM to act as Manager to the Funds for the period and on the terms set forth in this Agreement. The Manager accepts such appointment and agrees to provide the advisory and administrative services herein described, for the compensation herein provided.

ARTICLE II. ADVISORY SERVICES

A. Advisory Duties of Manager. Subject to the oversight of the Board, the Manager shall: develop overall investment strategy and provide recommendations to the Board regarding each Fund’s investment objective and strategy; manage all aspects of the advisory operations of each Fund and the composition of the portfolio of each Fund, including the purchase, retention and disposition of securities therein, in accordance with the investment objectives, policies and restrictions of the Fund, as stated in the currently effective Prospectus (as hereinafter defined); in conformity with the Declaration of Trust and By-Laws (each as hereinafter defined) of the Trust; under the instructions and directions of the Trustees of the Trust; and in accordance with the applicable provisions of the 1940 Act and the rules and regulations thereunder, the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), relating to regulated investment companies and all rules and regulations thereunder, and all other applicable federal and state laws and regulations. In connection with the services provided under this Agreement, the Manager will use its best efforts to manage each Fund so that it will qualify as a regulated investment company under Subchapter M of the Code and regulations issued thereunder. In managing each Fund in accordance with the requirements set out in this section, the Manager will be entitled to receive and act upon advice of counsel for the Trust or Fund.

1. Portfolio Management. The Manager will determine the securities and other instruments to be purchased, sold or entered into by each Fund and place orders with broker-dealers, foreign currency dealers, futures commission merchants or others pursuant to the Manager’s determinations and all in accordance with each Fund’s policies as set out in the Prospectus of the Fund or as adopted by the Board and disclosed to the Manager. The Manager will determine what portion of each Fund's portfolio will be invested in securities and other assets and what portion, if any, should be held uninvested in cash or cash equivalents. Each Fund will have the benefit of the investment analysis and research, the review of current economic conditions and trends and the consideration of long-range investment policy generally available to the Manager’s investment advisory clients.

2. Selection of Brokers. Subject to the policies established by, and any direction from, the Trust’s Board, the Manager will be responsible for selecting the brokers or dealers that will execute the purchases and sales for a Fund. The Manager will place orders pursuant to its determination with or through such persons, brokers or dealers (including NYLIFE Securities Inc.) in conformity with the policy with respect to brokerage as set forth in the Trust’s Registration Statement or as the Board may direct from time to time. It is recognized that, in providing the Funds with investment supervision or the placing of orders for portfolio transactions, the Manager will give primary consideration to securing the most favorable price and efficient execution. Consistent with this policy, the Manager may consider the financial responsibility, research and investment information and other services provided by brokers or dealers who may effect or be a party to any such transaction or other transactions to which other clients of the Manager may be a party. It is understood that neither the Funds, the Trust nor the Manager has adopted a formula for allocation of the Funds’ investment transaction business. It is also understood that it is desirable for the Funds that the Manager have access to supplemental investment and market research and security and economic analyses provided by certain brokers who may execute brokerage transactions at a higher cost to the Funds than may result when allocating brokerage to other brokers on the basis of seeking the most favorable price and efficient execution. Therefore, the Manager or any subadvisor is authorized to place orders for the purchase and sale of securities for the Funds with such certain brokers, subject to review by the Trust’s Trustees from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers may be useful to the Manager or any subadvisor in connection with its services to other clients.

Subject to the foregoing, it is understood that the Manager will not be deemed to have acted unlawfully, or to have breached a fiduciary duty to the Trust or be in breach of any obligation owing to the Trust under this Agreement, or otherwise, solely by reason of its having directed a securities transaction on behalf of a Fund to a broker-dealer in compliance with the provisions of Section 28(e) of the Securities Exchange Act of 1934, and the rules and interpretations of the Securities and Exchange Commission (“SEC”) thereunder, or as otherwise permitted from time to time by a Fund’s Prospectus.

On occasions when the Manager deems the purchase or sale of a security to be in the best interest of the Funds as well as other clients, the Manager, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be so sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as expenses incurred in the transaction, will be made by the Manager in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Funds and to such other clients.

3. Delegation of Investment Advisory Services. Subject to the prior approval of a majority of the members of the Board, including a majority of the Board who are not “interested persons” and, to the extent required by applicable law, by the shareholders of a Fund, the Manager may, through a subadvisory agreement or other arrangement, delegate to a subadvisor any of the duties enumerated in this Agreement, including the management of all or a portion of the assets being managed. In connection with such delegation of investment advisory services, the Manager shall perform the appropriate due diligence to evaluate the potential subadvisor. Subject to the prior approval of a majority of the members of the Board, including a majority of the Board who are not “interested persons” and, to the extent required by applicable law, by the shareholders of a Fund, the Manager may adjust such duties, the portion of assets being managed, and the fees to be paid by the Manager; provided, that in each case the Manager will continue to oversee the services provided by such company or employees and any such delegation will not relieve the Manager of any of its obligations under this Agreement. If applicable for a Fund with multiple subadvisors, the Manager may be responsible for the allocation of assets and the coordination of certain investment activities among the subadvisors.

The Trust and Manager understand and agree that the Manager may manage a Fund in a “manager-of-managers” style with either a single or multiple subadvisors, which contemplates that the Manager will, among other things and pursuant to an Order issued by the SEC, and subject to shareholder approval if required: (i) continually evaluate the performance of each subadvisor to a Fund, if applicable, through quantitative and qualitative analysis and consultations with such subadvisor; (ii) periodically make recommendations to the Board as to whether the contract with one or more subadvisors should be renewed, modified or terminated; and (iii) periodically report to the Board regarding the results of its evaluation and monitoring functions. The Trust recognizes that a subadvisor’s services may be terminated or modified pursuant to the “manager-of-managers” process, and that the Manager may appoint a new subadvisor for a subadvisor that is so removed.

B. Advisory Services Not Exclusive. The Manager’s services to the Trust and each Fund pursuant to this Agreement are not exclusive and it is understood that the Manager may render investment advice, management and services to other persons (including other investment companies) and engage in other activities, so long as its services under this Agreement are not impaired by such other activities. It is understood and agreed that officers or directors of the Manager are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, trustees or directors of any other firm, trust or corporation, including other investment companies. Whenever a Fund and one or more other accounts or investment companies advised by the Manager have available funds for investment, investments suitable and appropriate for each will be allocated in accordance with procedures believed by the Manager to be equitable to each entity over time. Similarly, opportunities to sell securities will be allocated in a manner believed by the Manager to be equitable to each entity over time. The Trust and each Fund recognize that in some cases this procedure may adversely affect the size of the position that may be acquired or disposed of for a Fund.

ARTICLE III. ADMINISTRATIVE SERVICES

A. Administrative Duties of Manager.

1. General Administrative Services. The Manager shall (i) furnish the Funds with office facilities; (ii) be responsible for the financial and accounting records required to be maintained by the Funds (excluding those being maintained by the Funds’ custodian and transfer agent except as to which the Manager has supervisory functions) and other than those being maintained by the Funds’ subadvisor, if any; and (iii) furnish the Funds with Board materials, ordinary clerical, bookkeeping and recordkeeping services at such office facilities and such other services as the parties may agree. The Manager will also monitor each Fund’s compliance with its investment and tax guidelines and other compliance policies.

2. Instructions to Custodian. The Manager or any sub-administrator shall provide the Trust’s custodian on each business day with information relating to the execution of all portfolio transactions pursuant to standing instructions.

3. Books and Records. The Manager shall keep the Funds’ books and records required to be maintained by it. The Manager agrees that all records which it maintains for the Funds are the property of the Funds, and it will surrender promptly to the Funds any of such records upon the Funds’ request. Moreover, the Manager shall maintain all books and records with respect to the Funds’ securities transactions required by sub-paragraphs (b)(5), (6), (9) and (10) and paragraph (f) of Rule 31a-1 under the 1940 Act and any other books and records required to be maintained by it under the 1940 Act and the rules thereunder. The Manager shall render to the Trust’s Trustees such periodic and special reports as the Trustees may reasonably request.

4. Management and Compliance Services. The Manager shall (i) implement the Funds’ compliance program, monitor each Fund’s compliance with its investment and tax guidelines and other compliance policies, oversee compliance with the Funds’ Code of Ethics and provide support staff for the Funds’ Chief Compliance Officer to assist in the implementation, maintenance and periodic review of the Funds’ compliance program; (ii) monitor the Funds’ investment performance and make recommendations to the Board regarding Fund investment policies and strategies, as appropriate; (iii) monitor the investment performance, compliance and risk management environment and other relevant information about subadvisors, and provide recommendations to the Board regarding engagement, oversight and replacement of subadvisors; (iv) report to the Board and the Committees on areas of risks relating to the Funds, including, but not limited to portfolio risks (e.g., performance, compliance, counterparty, credit, liquidity and valuation risks) and operational and enterprise risks (e.g., financial, reputational, compliance, litigation, personnel and business continuity risks), as well as more general business risks; (v) periodically assess risk management at the level of the affiliated and unaffiliated service providers to the Funds; (vi) apply for SEC exemptive relief or SEC staff no-action guidance or other assurances on behalf of the Funds, as directed by the Board or as otherwise necessary or appropriate in connection with the Funds’ operations; and (vii) assist with responding to SEC and other relevant governmental examinations of or inquiries relating to the Funds.

5. Corporate Governance. The Manager shall (i) furnish such reports, evaluations, information or analyses and materials to the Board as the Board may request from time to time or as the Manager may deem to be appropriate; (ii) provide the Funds with such officers as may be necessary to carry out the Funds’ operations; and (iii) make recommendations to the Board with respect to Fund policies and carry out such policies as are adopted by the Board.

6. Fund Operations. The Manager shall (i) in coordination with Fund counsel and other Fund service providers, draft and prepare (or coordinate the drafting and preparing of) and arrange for the filing and dissemination of, the Funds’ registration statements and other Fund disclosure documents as may be required by federal or state securities laws; (ii) provide or coordinate the provision of legal services to the Funds; (iii) provide services reasonably necessary to implement the Funds’ disclosure controls and procedures with respect to compliance with the Sarbanes-Oxley Act; (iv) prepare materials related to the Funds’ Directors and Officers (“D&O”) Errors and Omissions (“E&O”) insurance and fidelity bond insurance, recommend premium allocations and maintain related records; (v) liaise with facility providers to maintain the Funds’ annual credit facility agreement, as directed by the Board, and provide due diligence documentation regarding the Funds; (vi) provide assistance to the Board in valuing the securities and other instruments held by each Fund, to the extent reasonably required by such valuation policies and procedures as may be adopted by each Fund; (vii) oversee the computation of the net asset value as calculated by service providers of the Funds and reconcile account information and balances among the Funds’ custodian, transfer agent and dividend disbursing agent; (viii) oversee the calculation of the Funds’ net income, dividend rates, money market yields, if applicable, and other investment performance quotations consistent with Board directives and applicable law; (ix) facilitate audits by the Fund’s independent public accountants or by any regulatory body with jurisdiction over the Fund; and (x) provide assistance and resources necessary for conducting shareholder meetings, such as meeting spaces, agendas and other items necessary for such meetings, excluding, however, the preparation and mailing of proxy and information statements and related materials.

7. Administrative Services Not Exclusive. The Manager’s services to the Trust and each Fund pursuant to this Agreement are not exclusive and it is understood that the Manager may render administrative services to other persons and engage in other activities, so long as its services under this Agreement are not impaired by such other activities. It is understood and agreed that officers or directors of the Manager may serve as officers or Trustees of the Trust, and that officers or Trustees of the Trust may serve as officers or directors of the Manager to the extent permitted by law; and that the officers and directors of the Manager are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, trustees or directors of any other firm, trust or corporation, including other investment companies

8. Delegation of Administration Services. With respect to any or all series of the Trust, including the Funds, the Manager may enter into one or more contracts with a sub-administrator (“Sub-Administration Contract”) in which the Manager delegates to such sub-administrator any or all its duties specified in this Agreement, provided that the Sub-Administration Contract meets all applicable requirements of the 1940 Act and rules thereunder, as applicable. The Manager will at all times maintain responsibility for providing the administration services and will supervise any sub-administrator.

9. Valuation. The Manager will provide assistance to the Board in valuing the securities and other instruments held by each Fund, to the extent reasonably required by such valuation policies and procedures as may be adopted by each Fund.

ARTICLE IV. EXPENSES

A. Expenses Borne by Manager.

1. In connection with the services rendered by the Manager under this Agreement, the Manager will bear all of the following expenses:

(i) The salaries and expenses of all personnel of the Trust and the Manager, except the fees and expenses of Trustees who are not interested persons of the Manager or of the Trust, and the salary (or a portion thereof) of the Trust’s Chief Compliance Officer that the Board approves for payment by the Funds; and

(ii) All expenses incurred by the Manager in connection with managing the investment operations of the Funds other than those assumed by the Trust, Fund or administrator of the Fund or the Trust or other third party under a separate agreement.

The Manager will not be required to pay expenses of any activity which is primarily intended to result in sales of Shares if and to the extent that (i) such expenses are required to be borne by a principal underwriter that acts as the distributor of the Funds’ Shares pursuant to an underwriting agreement that provides that the underwriter will assume some or all of such expenses, or (ii) the Trust on behalf of the Funds will have adopted a plan in conformity with Rule 12b-1 under the 1940 Act providing that the Funds (or some other party) will assume some or all of such expenses. The Manager will pay such sales expenses only to the extent they are not required to be paid by the principal underwriter pursuant to the underwriting agreement or are not permitted to be paid by a Fund (or some other party) pursuant to such a plan

B. Expenses Borne by the Trust/Fund.

1. Each Fund assumes and will pay its expenses, including but not limited to those described below (where any such category applies to more than one series of the Trust, the Fund shall be liable only for its allocable portion of the expenses):

(i) The fees of any investment adviser or expenses otherwise incurred by the Trust in connection with the management of the investment and reinvestment of the assets of the Funds;

(ii) Brokers’ commissions and any issue or transfer taxes chargeable to the Trust in connection with its securities transactions on behalf of the Funds;

(iii) Litigation and indemnification expenses and other extraordinary expenses not incurred in the ordinary course of the Trust’s business;

(iv) The fees and expenses of Trustees who are not interested persons of the Manager of any investment adviser, and the salary (or a portion thereof) of the Trust’s Chief Compliance Officer that the Board approves for payment by the Funds;

(v) The fees and expenses of the Funds’ custodian which relate to: (a) the custodial function and the recordkeeping connected therewith; (b) the preparation and maintenance of the general required accounting records of the Funds not being maintained by the Manager; (c) the pricing of the Funds’ Shares, including the cost of any pricing service or services which may be retained pursuant to the authorization of the Trustees of the Trust; and (d) for both mail and wire orders, the cashiering function in connection with the issuance and redemption of the Funds’ Shares;

(vi) The fees and expenses of the Funds’ transfer and dividend disbursing agent, which may be a custodian of the Funds, which relate to the maintenance of each shareholder account;

(vii) The charges and expenses of legal counsel (including an allocable portion of the cost of maintaining an internal legal department (provided pursuant to a separate legal services agreement) and compliance department) and independent accountants for the Trust;

(viii) All taxes and business fees payable by the Funds to federal, state or other governmental agencies;

(ix) The fees of any trade association of which the Trust may be a member;

(x) The cost of share certificates representing the Funds’ Shares;

(xi) The cost of fidelity, Trustees and officers and errors and omissions insurance;

(xii) Allocable communications expenses with respect to investor services and all expenses of shareholders’ and Trustees meetings and of preparing, printing and mailing prospectuses, proxies and other reports to shareholders in the amount necessary for distribution to the shareholders;

(xiii) The fees and expenses involved in registering and maintaining registrations of the Trust and of its Shares with the SEC, registering the Trust with a broker or dealer and qualifying its Shares under state securities laws, including the preparation and printing of the Trust’s registration statements and prospectuses for filing under federal and state securities laws for such purposes; and

(xiv) The Trust hereby agrees to reimburse the Manager for the organization expenses of, and the expenses incurred in connection with, the initial offering of any new share classes of a Fund or the initial offering of a new series of the Trust.

ARTICLE V. COMPENSATION

A. Compensation. For the services provided and the facilities furnished pursuant to this Agreement, the Trust will pay to the Manager as full compensation therefor a fee at the annual rate for each Fund as set forth in Schedule A. This fee will be computed daily and will be paid to the Manager monthly. This fee will be chargeable only to the applicable Fund, and no other series of the Trust shall be liable for the fee due and payable hereunder. The Funds shall not be liable for any expense of any other series of the Trust.

The Manager may from time to time agree not to impose all or a portion of its fee otherwise payable under this Agreement and/or undertake to pay or reimburse a Fund for all or a portion of its expenses not otherwise required to be paid by or reimbursed by the Manager. Unless otherwise agreed, any fee reduction or undertaking may be discontinued or modified by the Manager at any time. For the month and year in which this Agreement becomes effective or terminates, there will be an appropriate pro ration of any fee based on the number of days that the Agreement is in effect during such month and year, respectively.

ARTICLE VI. ADDITIONAL OBLIGATIONS OF THE TRUST

A. Documents. The Trust has delivered to the Manager copies of each of the following documents and will deliver to it all future amendments and supplements, if any:

1. Declaration of Trust of the Trust, filed with the Secretary of The State of Delaware (such Declaration of Trust, as in effect on the date hereof and as amended from time to time, is herein called the “Declaration of Trust”);

2. By-Laws of the Trust, as amended from time to time (such By-Laws, as in effect on the date hereof and as amended from time to time, are herein called the “By-Laws”);

3. Certified Resolutions of the Trustees of the Trust authorizing the appointment of the Manager and approving the form of this Agreement;

4. Registration Statement under the 1940 Act and the Securities Act of 1933, as amended, on Form N-1A (the “Registration Statement”), as filed with the SEC, relating to the Funds and the Funds’ Shares and all amendments thereto;

5. Notification of Registration of the Trust under the 1940 Act on Form N-8A as filed with the SEC and all amendments thereto; and

6. The form of Prospectus and Statement of Additional Information of the Trust pursuant to which the Funds’ Shares are offered for sale to the public (such Prospectus and Statement of Additional Information, as currently in effect and as amended or supplemented from time to time, being herein called collectively the “Prospectus”).

B. Trust Materials. During the term of this Agreement, the Trust agrees to furnish the Manager at its principal office all prospectuses, proxy statements, reports to shareholders, sales literature or other material prepared for distribution to shareholders of the Funds or to the public, which refer to the Manager in any way, prior to use thereof and, not to use such material if the Manager reasonably objects in writing within five (5) business days (or such other time as may be mutually agreed) after receipt thereof. In the event of termination of this Agreement, the Trust will continue to furnish to the Manager copies of any of the above-mentioned materials that refer in any way to the Manager. The Trust shall furnish or otherwise make available to the Manager such other information relating to the business affairs of the Funds as the Manager at any time, or from time to time, reasonably requests in order to discharge its obligations hereunder.

ARTICLE VII. LIMITATION OF LIABILITY

A. Limitation of Liability of Manager. As an inducement to the Manager undertaking to provide services to the Trust and each Fund pursuant to this Agreement, the Trust and each Fund agrees that the Manager will not be liable under this Agreement for any error of judgment or mistake of law or for any loss suffered by the Trust or a Fund in connection with the matters to which this Agreement relates, provided that nothing in this Agreement will be deemed to protect or purport to protect the Manager against any liability to the Trust, a Fund or its shareholders to which the Manager would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties under this Agreement. The rights of exculpation provided under this Section VII.A are not to be construed so as to provide for exculpation of any person described in this Section VII.A for any liability (including liability under U.S. federal securities laws that, under certain circumstances, impose liability even on persons that act in good faith) to the extent (but only to the extent) that exculpation would be in violation of applicable law, but will be construed so as to effectuate the applicable provisions of this Section VII.A to the maximum extent permitted by applicable law.

B. Limitation of the Company and the Shareholders. It is understood and expressly stipulated that none of the Trustees, officers, agents or shareholders of the Trust shall be personally liable hereunder. All persons dealing with the Trust must look solely to the property of the Trust for the enforcement of any claims against the Trust, as neither the Trustees, officers, agents or shareholders assume any personal liability for obligations entered into on behalf of the Trust. No series of the Trust shall be liable for any claims against any other series of the Trust.

ARTICLE VIII. MISCELLANEOUS

A. Manager Personnel. The Manager shall authorize and permit any of its directors, officers and employees who may be elected or appointed as Trustees or officers of the Trust to serve in the capacities in which they are elected or appointed. Services to be furnished by the Manager under this Agreement may be furnished through the medium of any of such directors, officers or employees. The Manager shall make its directors, officers and employees available to attend Trust Board meetings as may be reasonably requested by the Board from time to time. The Manager shall prepare and provide such reports on the Funds and their operations as may be reasonably requested by the Board from time to time. The Manager shall implement Board-approved proxy voting policies and procedures, and shall respond to corporate actions taken by issuers of the Fund’s portfolio holdings consistent with its fiduciary duty to the Funds.

B. Duration and Termination. This Agreement shall continue in effect with respect to the Funds for a period of more than two (2) years from the date hereof following shareholder approval, as necessary, and thereafter only so long as such continuance is specifically approved at least annually with respect to the Funds in conformity with the requirements of the 1940 Act and the rules thereunder and any applicable SEC or SEC staff guidance or interpretation. This Agreement shall continue in effect with respect to the Funds for a period of more than one (1) year from the date hereof in circumstances when shareholder approval is not required, and thereafter only so long as such continuance is specifically approved at least annually with respect to the Funds in conformity with the requirements of the 1940 Act and the rules thereunder and any applicable SEC or SEC staff guidance or interpretation. However, this Agreement may be terminated with respect to the Funds at any time, without the payment of any penalty, by the Trustees of the Trust or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Funds, or by the Manager at any time, without the payment of any penalty, on not more than sixty (60) days’ nor less than thirty (30) days’ written notice to the other party. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act).

C. Additional Series. In the event the Trust establishes one or more Funds after the effective date of this Agreement, such Funds will become Funds under this Agreement upon approval of this Agreement by the Board of Trustees with respect to the Funds and the execution of an amended Schedule A reflecting the Funds.

D. Independent Contractor. Except as otherwise provided herein or authorized by the Board of the Trust from time to time, the Manager shall for all purposes herein be deemed to be an independent contractor and shall have no authority to act for or represent the Funds or the Trust in any way or otherwise be deemed an agent of the Funds or the Trust.

E. Amendment. This Agreement may be amended in writing by mutual consent, but the consent of the Funds, if required, must be obtained in conformity with the requirements of the 1940 Act and the rules thereunder.

F. Notice. Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (1) to the Manager at NYLIM Center, 169 Lackawanna Avenue, Parsippany, New Jersey 07054, Attention: Secretary; or (2) to the Trust at 51 Madison Avenue, New York, New York 10010, Attention: President.

G. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

H. Use of Name. The Funds may use any name including the word MainStay or any derivative thereof for so long as this Agreement or any other agreement between the Managers or any other affiliate of New York Life Insurance Company and the Trust or any extension, renewal or amendment thereof remains in effect, including any similar agreement with any organization which shall have succeeded to the Manager’s business as investment adviser and/or administrator. At such time as such an agreement shall no longer be in effect, each Fund will (to the extent that it lawfully can) cease to use such name or any other name indicating that it is advised by or otherwise connected with the Manager or any organization that shall have so succeeded to its respective business.

I. Captions and Headings. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

J. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

K. Interpretation of Law. As used in this Agreement, terms shall have the same meaning as such terms have in the 1940 Act. Where the effect of a requirement of the federal securities laws reflected in any provision of this Agreement is made less restrictive by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

* * *

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the 27th day of February, 2015. This Agreement may be signed in counterparts.

NEW YORK LIFE INVESTMENT MANAGEMENT LLC

Attest:	/s/ Thomas Lynch	By:	/s/ Drew E. Lawton
Name:	Thomas Lynch	Name:	Drew E. Lawton
Title:	Director and Associate	Title:	Chief Executive Officer
General Counsel

MAINSTAY FUNDS TRUST

Attest:	/s/ Thomas Lynch	By:	/s/ Stephen P. Fisher
Name:	Thomas Lynch	Name:	Stephen P. Fisher
Title:	Director and Associate	Title:	President
General Counsel

SCHEDULE A

(As of February 27, 2015)

For all services rendered by the Manager hereunder, each Fund of the Trust shall pay the Manager and the Manager agrees to accept as full compensation for all services rendered hereunder, at annual fee equal to the following:

FUND	ANNUAL RATE AS A PERCENTAGE OF DAILY NET ASSETS
MainStay Balanced Fund	0.70% up to $1 billion; 0.65% from $1 billion to $2 billion; and 0.60% in excess of $2 billion
MainStay California Tax Free Opportunities Fund	0.50% on all assets
MainStay Conservative Allocation Fund	0.00%*
MainStay Cornerstone Growth Fund	0.70% up to $500 million; 0.675% from $500 million to $1 billion; and 0.65% in excess of $1 billion
MainStay Cushing MLP Premier Fund	1.10% on all assets
MainStay Cushing Renaissance Advantage Fund	1.25% on all assets
MainStay Cushing Royalty Energy Income Fund	1.35% on all assets
MainStay Emerging Markets Opportunities Fund	1.10% on all assets
MainStay Epoch Global Choice Fund	1.00% on all assets
MainStay Epoch Global Equity Yield Fund	0.70% on all assets
MainStay Epoch International Small Cap Fund	1.10% on all assets
MainStay Epoch U.S. All Cap Fund	0.85% up to $500 million; 0.825% $500 million to $1 billion; and 0.80% in excess of $1 billion
MainStay Epoch U.S. Equity Yield Fund	0.80% up to $500 million; and 0.79% in excess of $500 million
MainStay Floating Rate Fund	0.60% up to $1 billion; 0.575% from $1 billion to $3 billion; and 0.565% in excess of $3 billion

FUND	ANNUAL RATE AS A PERCENTAGE OF DAILY NET ASSETS

MainStay Growth Allocation Fund	0.000%*
MainStay High Yield Municipal Bond Fund	0.55% up to $1 billion; 0.54% from $1 billion to $3 billion; and 0.53% in excess of $3 billion
MainStay High Yield Opportunities Fund	0.80% up to $3 billion; and 0.775% in excess of $3 billion
MainStay ICAP Equity Fund	0.80% up to $5 billion; 0.775% from $5 billion to $7.5 billion; and 0.75% in excess of $7.5 billion
MainStay ICAP Global Fund	0.80% up to $5 billion; 0.775% from $5 billion to $7.5 billion; and 0.75% in excess of $7.5 billion
MainStay ICAP International Fund	0.80% up to $5 billion; 0.775% from $5 billion to $7.5 billion; and 0.75% in excess of $7.5 billion
MainStay ICAP Select Equity Fund	0.80% up to $5 billion; 0.775% from $5 billion to $7.5 billion; and 0.75% in excess of $7.5 billion
MainStay Indexed Bond Fund	0.25% up to $1 billion; and 0.20% in excess of $1 billion
MainStay International Opportunities Fund	1.10% on all assets
MainStay Marketfield Fund	1.40% up to $7.5 billion; 1.38% from $7.5 billion to $15 billion; and 1.36% in excess of $15 billion
MainStay Moderate Allocation Fund	0.00%*
MainStay Moderate Growth Allocation Fund	0.00%*
MainStay New York Tax Free Opportunities Fund	0.50% on all assets
MainStay Retirement 2010 Fund	0.10%

FUND	ANNUAL RATE AS A PERCENTAGE OF DAILY NET ASSETS
MainStay Retirement 2020 Fund	0.10%
MainStay Retirement 2030 Fund	0.10%
MainStay Retirement 2040 Fund	0.10%
MainStay Retirement 2050 Fund	0.10%
MainStay S&P 500 Index Fund	0.25% up to $1 billion; 0.225% from $1 billion to $2 billion; 0.215% from $2 billion to $3 billion; and 0.20% in excess of $3 billion
MainStay Short Duration High Yield Fund	0.65% on all assets
MainStay Short Term Bond Fund	0.50% up to $500 million; and 0.475% in excess of $500 million
MainStay Total Return Bond Fund	0.50% up to $1 billion; and 0.475% in excess of $1 billion
MainStay U.S. Equity Opportunities Fund	1.00% on all assets
MainStay U.S. Small Cap Fund	0.85% up to $1 billion; and 0.80% in excess of $1 billion

* The Manager will receive no fee from the Fund, although the parties acknowledge that the Manager or its affiliates shall receive compensation from other registered investment companies, including other series of the Company, in connection with assets of the Fund that are invested in such investment companies.